EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contacts:   Cindy Glynn, Vice President, Investor Relations
            Glenn Davidson, Senior Vice President, Corporate Communications &
            External Affairs
            + 1 212 350-9200

             VIATEL COMMENTS ON 2001 OUTLOOK AND FOURTH QUARTER 2000

NEW YORK, NY (FEBRUARY 6, 2001) - VIATEL, INC. (NASDAQ; VYTL) today provided guidance on 2001 and fourth quarter 2000.

Revenue for 2001 is expected to be approximately $500 to $550 million, reflecting the Company's decision to discontinue its consumer-oriented businesses in certain countries. Revenue will also be impacted by the Company's expectation that future revenue derived from broadband sales will no longer meet sales type accounting treatment and therefore will be recognized over the life of the contract. However, despite these changes, revenue from advanced services is expected to grow to over 40% of 2001 revenue. Gross margins are expected to improve, reflecting the Company's increased emphasis on high-margin advanced services products. Adjusted EBITDA for 2001, defined as EBITDA plus the non-cash cost of capacity sold, non-cash stock related compensation and the cash portion of the change in deferred revenue, is expected to range from ($35) million to $35 million.

Viatel has implemented several initiatives to streamline operations and reduce costs. Specifically, the Company is realigning its operations to concentrate principally on its high-growth, high-margin corporate and broadband business segments, and conclude the provision of consumer voice services in certain countries. It is also reducing its workforce by approximately 30% and implementing other SG&A initiatives. In connection with these plans, the Company expects to take a non-recurring restructuring charge of between $10 million and $20 million during 2001.

Fourth quarter 2000 revenue is expected to come in lower than current analyst consensus as a result of a temporary softening of broadband demand due to the reluctance of carriers, ISPs and ASPs to spend capital; and an overall slowdown in capital spending due to worsening economic conditions. Earnings per share for the fourth quarter will be significantly impacted due to the questionable collectability of certain receivables and non-cash charges related to asset write-downs related to the Company's announced realignment plans.

ABOUT VIATEL: Viatel is the builder-owner-operator of state-of-the-art pan-European, trans-Atlantic and metropolitan fiber-optic networks and provider of advanced telecommunications products and services, including bandwidth, to corporations, carriers, ISPs, ASPs and SANs.

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CERTAIN MATTERS  DISCUSSED IN THIS RELEASE ARE  FORWARD-LOOKING  STATEMENTS THAT
INVOLVE RISKS AND  UNCERTAINTIES,  INCLUDING  CONSTRUCTION RISKS AND OTHER RISKS


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DETAILED FROM TIME TO TIME IN THE COMPANY'S REGISTRATION  STATEMENTS AND REPORTS
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THOSE IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999.